Exhibit 3.223

CERTIFICATE OF FORMATION

OF

WILLIAMS FORK COAL COMPANY, LLC

1.	The name of the limited liability company is Williams Fork Coal Company, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 27th day of December 2006.

/s/ Bryan L. Sutter
Bryan L. Sutter, Authorized Person

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

WILLIAMS FORK COAL COMPANY, LLC

1. The name of the limited liability company is:

Williams Fork Coal Company, LLC

2. Article 1 of the Certificate of Formation of the limited liability company is hereby amended to read in its entirety as follows:

“The name of the limited liability company is Peabody Williams Fork Mining, LLC.”

3. This Certificate of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 27th day of August, 2010.

Peabody Colorado Operations, LLC, its sole member

By:	/s/ Kenneth L. Wagner
Name:	Kenneth L. Wagner
Its:	Vice President and Secretary